UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 3)*

                          Bill Barrett Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                 Common Stock (Par Value $0.001 Per Share)
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                06846N 10 4
--------------------------------------------------------------------------------
                               (CUSIP Number)

                             Ben I. Adler, Esq.
                            Goldman, Sachs & Co.
                             One New York Plaza
                             New York, NY 10004
                               (212) 902-1000
--------------------------------------------------------------------------------

        (Name, Address and Telephone Number of Persons Authorized to
                    Receive Notices and Communications)

                             September 2, 2005
--------------------------------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

*The remainder of this cover page will be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but will be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 2 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    THE GOLDMAN SACHS GROUP, INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            2,768,665

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              2,768,665

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,768,665

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.4%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    HC-CO

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 3 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GOLDMAN, SACHS & CO.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |X|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    NEW YORK

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            2,768,665

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              2,768,665

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,768,665

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.4%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    BD-PN-IA

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 4 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GS ADVISORS 2000, L.L.C.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            2,034,644

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              2,034,644

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,034,644

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.7%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    OO

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 5 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GOLDMAN, SACHS & CO. OHG

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    GERMANY

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            62,378

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              62,378

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    62,378

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 6 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GOLDMAN, SACHS MANAGEMENT GP GMBH

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    GERMANY

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            62,378

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              62,378

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    62,378

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    CO

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 7 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GS EMPLOYEE FUNDS 2000 GP, L.L.C.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            572,761

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              572,761

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    572,761

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.3%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    OO

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 8 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    STONE STREET 2000, L.L.C.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            98,882

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              98,882

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    98,882

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.2%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    OO

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 9 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GS CAPITAL PARTNERS 2000, L.P.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            1,492,373

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              1,492,373

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,492,373

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.4%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 10 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            542,271

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              542,271

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    542,271

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.2%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 11 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GSCP 2000 OFFSHORE BBOG HOLDING

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            466,279

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              466,279

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    466,279

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    CO

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 12 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GSCP 2000 OFFSHORE BBOG HOLDING, L.P.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF, WC

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            542,271

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              542,271

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    542,271

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.2%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 13 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    GERMANY

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            62,378

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              62,378

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    62,378
---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 14 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GSCP 2000 GMBH BBOG HOLDING I

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            8,252

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              8,252

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    8,252

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    LESS THAN 0.1%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    CO

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 15 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GSCP 2000 GMBH BBOG HOLDING II

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            54,126

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              54,126

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    54,126

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    CO

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 16 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GSCP 2000 GMBH BBOG HOLDING, L.P.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF, WC

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            62,378

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              62,378

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    62,378

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 17 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            473,880

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              473,880

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    473,880

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 18 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    STONE STREET FUND 2000, L.P.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            98,882

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              98,882

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    98,882

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.2%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 19 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    STONE STREET BBOG HOLDING

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF, WC

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            4,682

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              4,682

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    4,682

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    LESS THAN 0.1%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    CO

---------- ---------------------------------------------------------------------

                                SCHEDULE 13D

----------------------------                               ---------------------
CUSIP No. 06846N 10 4                                      Page 20 of 28
----------------------------                               ---------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY



---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                           |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            98,881

                          -------- ---------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- ---------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              98,881

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    98,881

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                           |_|


---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.2%

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- ---------------------------------------------------------------------

          This Amendment No. 3, filed by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors 2000, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs Management GP GmbH ("GS GmbH"), GS Employee Funds 2000 GP, L.L.C. ("GS Employee 2000"), Stone Street 2000, L.L.C. ("Stone 2000"), GS Capital Partners 2000, L.P. ("GS Capital"), GS Capital Partners 2000 Offshore, L.P. ("GS Offshore"), GSCP 2000 Offshore BBOG Holding ("GS Offshore BBOG"), GSCP 2000 Offshore BBOG Holding, L.P. ("GS Offshore BBOG LP"), GS Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GS Germany"), GSCP 2000 GmbH BBOG Holding I ("GS Germany BBOG I"), GSCP 2000 GmbH BBOG Holding II ("GS Germany BBOG II"), GSCP 2000 GmbH BBOG Holding, L.P. ("GS Germany BBOG Holding"), GS Capital Partners 2000 Employee Fund, L.P. ("GS Employee"), Stone Street Fund 2000, L.P. ("Stone Street"), Stone Street BBOG Holding ("Stone BBOG") and Goldman Sachs Direct Investment Fund 2000, L.P. ("GS Direct" and, together with GS Capital, GS Offshore BBOG LP, GS Germany BBOG Holding, GS Employee, Stone Street and Stone BBOG, the "Purchasers") (GS Group, Goldman Sachs, GS Advisors, GS oHG, GS GmbH, GS Employee 2000, Stone 2000, GS Offshore, GS Offshore BBOG, GS Germany, GS Germany BBOG I, GS Germany BBOG II and the Purchasers, collectively, the "Filing Persons"), amends and supplements the Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission (the "SEC") on December 27, 2004, the Amendment No. 1 to the Schedule 13D filed by the Filing Persons with the SEC on August 4, 2005 and the Amendment No. 2 to the Schedule 13D filed by the Filing Persons with the SEC on August 25, 2005.(1)

-------------------------
(1) Neither the present filing nor anything contained herein will be construed as an admission that any Filing Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934, as amended.


ITEM 4.        PURPOSE OF TRANSACTION.
               ----------------------

Item 4 is hereby amended by adding the following immediately before the final two paragraphs thereof:

          The sale by the August 2005 Selling Stockholders to the August 2005 Underwriters of an additional 751,900 shares of Common Stock pursuant to the exercise, in part, by the August 2005 Underwriters of the over-allotment option, was consummated on September 2, 2005, which aggregate amount includes 438,358 shares sold by the Purchasers.

ITEM 5.        INTERESTS IN SECURITIES OF THE ISSUER.
               -------------------------------------

          (a) Pursuant to the Offering Prospectus, as of August 1, 2005 there were 43,419,136 shares of Common Stock outstanding.

          As of September 2, 2005, GS Group may be deemed to beneficially own an aggregate of 2,768,665 shares of Common Stock that are beneficially owned directly by the Purchasers, representing, in the aggregate, approximately 6.4% of the outstanding shares of Common Stock.

          As of September 2, 2005, Goldman Sachs may be deemed to beneficially own an aggregate of 2,768,665 shares of Common Stock that are beneficially owned directly by the Purchasers, representing, in the aggregate, approximately 6.4% of the outstanding shares of Common Stock.

          GS Group and Goldman Sachs disclaim beneficial ownership of the shares of Common Stock beneficially owned by the Purchasers to the extent that partnership interests or equity interests, as the case may be, in the Purchasers are held by persons other than Goldman Sachs or its affiliates.

          In accordance with SEC Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the investment banking division ("IBD") of GS Group and its subsidiaries and affiliates (collectively, "Goldman Sachs Group"). This filing does not reflect securities, if any, beneficially owned by any other operating unit of Goldman Sachs Group. IBD disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which IBD or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which IBD is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than IBD.

          As of September 2, 2005, GS Advisors may be deemed to beneficially own an aggregate of 2,034,644 shares of Common Stock, of which 1,492,373 shares are beneficially owned directly by GS Capital and 542,271 shares may be deemed to be beneficially owned by GS Offshore, representing, in the aggregate, approximately 4.7% of the outstanding shares of Common Stock.

          As of September 2, 2005, each of GS oHG and GS GmbH may be deemed to beneficially own 62,378 shares of Common Stock that may be deemed to be beneficially owned by GS Germany, representing, in the aggregate, approximately 0.1% of the outstanding shares of Common Stock.

          As of September 2, 2005, GS Employee 2000 may be deemed to beneficially own an aggregate of 572,761 shares of Common Stock, of which 473,880 shares are beneficially owned directly by GS Employee and 98,881 shares are beneficially owned directly by GS Direct, representing, in the aggregate, approximately 1.3% of the outstanding shares of Common Stock.

          As of September 2, 2005, Stone 2000 may be deemed to beneficially own 98,882 shares of Common Stock that may be deemed to be beneficially owned by Stone Street, representing, in the aggregate, approximately 0.2% of the outstanding shares of Common Stock.

          As of September 2, 2005, GS Capital beneficially owns directly 1,492,373 shares of Common Stock representing, in the aggregate, approximately 3.4% of the outstanding shares of Common Stock.

          As of September 2, 2005, GS Offshore may be deemed to beneficially own 542,271 shares of Common Stock that are beneficially owned directly by GS Offshore BBOG LP, representing, in the aggregate, approximately 1.2% of the outstanding shares of Common Stock.

          As of September 2, 2005, GS Offshore BBOG may be deemed to beneficially own 466,279 shares of Common Stock that are beneficially owned directly by GS Offshore BBOG LP, representing, in the aggregate, approximately 1.1% of the outstanding shares of Common Stock.

          As of September 2, 2005, GS Offshore BBOG LP beneficially owns directly 542,271 shares of Common Stock, representing in the aggregate, approximately 1.2% of the outstanding shares of Common Stock.

          As of September 2, 2005, GS Germany may be deemed to beneficially own 62,378 shares of Common Stock that are beneficially owned directly by GS Germany BBOG Holding, representing, in the aggregate, approximately 0.1% of the outstanding shares of Common Stock.

          As of September 2, 2005, GS Germany BBOG I may be deemed to beneficially own 8,252 shares of Common Stock that are beneficially owned directly by GS Germany BBOG Holding, representing, in the aggregate, less than 0.1% of the outstanding shares of Common Stock.

          As of September 2, 2005, GS Germany BBOG II may be deemed to beneficially own 54,126 shares of Common Stock that are beneficially owned directly by GS Germany BBOG Holding, representing, in the aggregate, approximately 0.1% of the outstanding shares of Common Stock.

          As of September 2, 2005, GS Germany BBOG Holding beneficially owns directly 62,378 shares of Common Stock, representing, in the aggregate, approximately 0.1% of the outstanding shares of Common Stock.

          As of September 2, 2005, GS Employee beneficially owns directly 473,880 shares of Common Stock, representing, in the aggregate, approximately 1.1% of the outstanding shares of Common Stock.

          As of September 2, 2005, GS Direct beneficially owns directly 98,881 shares of Common Stock, representing, in the aggregate, approximately 0.2% of the outstanding shares of Common Stock.

          As of September 2, 2005, Stone Street may be deemed to beneficially own an aggregate of 98,882 shares of Common Stock, of which 94,200 shares are beneficially owned directly by Stone Street and 4,682 shares are beneficially owned directly by Stone BBOG, representing, in the aggregate, approximately 0.2% of the outstanding shares of Common Stock.

          As of September 2, 2005, Stone BBOG beneficially owns directly 4,682 shares of Common Stock, representing, in the aggregate, less than 0.1% of the outstanding shares of Common Stock.

          None of the Filing Persons or, to the knowledge of the Filing Persons, the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto beneficially owns any shares of Common Stock other than as set forth herein.

          (b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of securities that such Filing Person may be deemed to beneficially own as indicated above.

          (c) Except as described above, and as disclosed by certain of the Filing Persons pursuant to Section 16 of the Act, no transactions in the shares of Common Stock were effected by the Filing Persons, or, to their knowledge, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto, during the past 60 days.

          (d) Except for clients of Goldman Sachs who may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock held in managed accounts, no other person is known by any Filing Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by any Filing Person.

          (e) Not applicable.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 6, 2005


                             THE GOLDMAN SACHS GROUP, INC.


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GOLDMAN, SACHS & CO.


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GS ADVISORS 2000, L.L.C.


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GOLDMAN, SACHS & CO. OHG


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GOLDMAN, SACHS MANAGEMENT GP GMBH


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GS EMPLOYEE FUNDS 2000 GP, L.L.C.


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             STONE STREET 2000, L.L.C.


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GS CAPITAL PARTNERS 2000, L.P.


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GSCP 2000 OFFSHORE BBOG HOLDING


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GSCP 2000 OFFSHORE BBOG HOLDING, L.P.


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GSCP 2000 GMBH BBOG HOLDING I


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GSCP 2000 GMBH BBOG HOLDING II


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GSCP 2000 GMBH BBOG HOLDING, L.P.


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             STONE STREET FUND 2000, L.P.


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             STONE STREET BBOG HOLDING


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact


                             GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.


                             By: /s/ Ted Chang
                                ----------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact